Exhibit 99.1

 Gran Tierra Energy Inc. Announces Second Quarter 2010 Results

Quarter highlighted by oil discovery at Moqueta-1 in Colombia

CALGARY, Alberta, August 5, 2010, Gran Tierra Energy Inc. (NYSE Amex: GTE, TSX: GTE), a company focused on oil exploration and production in South America, today announced financial and operating results for the quarter ended June 30, 2010.  All dollar amounts are in United States dollars unless otherwise indicated.

Highlights for the quarter include:

•
Confirmed oil discovery at Moqueta-1 exploration well in the Chaza Block in Colombia. Initial testing without a pump flowed 349 barrels of oil per day (BOPD), in addition to successful gas testing in a more shallow reservoir interval. Subsequent drilling and logging of the Moqueta-2 delineation well suggests net oil pay has increased to 44 feet and gross oil column height has increased to 105 feet in the Caballos reservoir;

•
Quarterly production of 13,234 BOPD net after royalty (NAR), a 5% increase in average daily oil production from the same period in 2009 of 12,611 BOPD NAR. Oil production is down from 14,908 BOPD NAR average in Q1 2010 due to certain well pump failures and required recompletions in Argentina and Colombia, and by the OTA pipeline in Colombia being offline for 7 days in the second quarter;

•	Revenue and other income for the quarter of $84.1 million, a 44% increase over the same period in 2009;

•	Net income of $17.4 million or $0.07 per share basic and diluted, compared to net loss of $28.2 million or $0.12 per share basic and diluted in the same period in 2009;

•	Funds flow from operations of $44.3 million compared to $36.0 million for the same period in 2009;

•	Cash and cash equivalents were $293.2 million at June 30, 2010 compared to $270.8 million at December 31, 2009. Gran Tierra Energy remains debt free;

•	Working capital increased to $278.7 million at June 30, 2010 compared to $215.2 million at December 31, 2009;

•	Awarded three blocks (Putumayo-10, Cauca-6 and Cauca-7) in the 2010 Colombia Bid Round administered by Colombia’s National Hydrocarbon Agency; and

•	Received Environmental Impact Assessment (“EIA”) approval for seismic and drilling operations for Block 128, Marañon Basin, Peru.

"The oil discovery at Moqueta and our success in the 2010 Colombia bid round were the highlights of another strong quarter," said Dana Coffield, President and Chief Executive Officer of Gran Tierra Energy Inc. "We have increased our anticipated capital expenditures for 2010 as we add two delineation wells at Moqueta and revise our drilling campaigns in Colombia, Peru and Argentina.  These revisions include drilling up to six additional exploration wells in Colombia, initiating exploration drilling in Peru, and drilling a significant well in Argentina. Our focus in Colombia and Peru is on finding additional oil reserves, while our focus in Argentina is on defining the gas resource potential of our lands.  In addition, upon completion of pump repairs and several recompletions, we expect to return production to our projected range of 14,000 – 16,000 barrels of oil per day net after royalties."

Production Review
	Three Months Ended June 30, 2010			Three Months Ended June 30, 2009
(Barrels of Oil)	Colombia	Argentina	Total	Colombia	Argentina	Total
Gross Production	1,637,899	74,074	1,711,973	1,213,251	91,444	1,304,695
Royalties	(430,101)	(8,647)	(438,748)	(155,966)	(11,089)	(167,055)
Inventory Adjustment	(68,951)	(20)	(68,971)	1,257	8,698	9,955
Production Net After Royalties (NAR)	1,138,847	65,407	1,204,254	1,058,542	89,053	1,147,595
Barrels of Oil Per Day (BOPD) (NAR)	12,515	719	13,234	11,632	979	12,611

	Six Months Ended June 30, 2010			Six Months Ended June 30, 2009
(Barrels of Oil)	Colombia	Argentina	Total	Colombia	Argentina	Total
Gross Production	3,346,914	160,529	3,507,443	2,181,889	198,609	2,380,498
Royalties	(894,349)	(18,744)	(913,093)	(280,829)	(24,451)	(305,280)
Inventory Adjustment	(48,149)	(265)	(48,414)	8,753	(1,328)	7,425
Production Net After Royalties (NAR)	2,404,416	141,520	2,545,936	1,909,813	172,830	2,082,643
Barrels of Oil Per Day (BOPD) (NAR)	13,284	782	14,066	10,551	955	11,506

Financial Review
	Three Months Ended June 30,			Six Months Ended June 30,
	2010	2009	% Change	2010	2009	% Change
(Thousands of U.S. Dollars)
Revenue and Interest	$84,114	$58,511	44	$177,224	$92,076	92
Net income (loss)	$17,371	$(28,200)	162	$27,331	$(14,068)	294

(US Dollars per Share)
Net Income (Loss) Per Share - Basic	$0.07	$(0.12)	158	$0.11	$(0.06)	283
Net Income (Loss) Per Share - Diluted	$0.07	$(0.12)	158	$0.10	$(0.06)	267

Funds flow from operations (1) reconciled to net income (loss) is as follows:

Funds flow From Operations - Non-GAAP Measure	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
(Thousands of U.S. Dollars)
Net income (loss)	$17,371	$(28,200)	$27,331	$(14,068)
Adjustments to reconcile net income (loss) to funds flow from operations
Depletion, depreciation, accretion and impairment	31,641	32,691	71,984	60,220
Deferred taxes	(7,977)	(971)	(18,031)	(4,953)
Stock-based compensation	1,998	1,160	3,360	2,285
Unrealized loss (gain) on financial instruments	-	284	(44)	371
Unrealized foreign exchange loss	1,290	31,007	13,997	12,709
Funds flows from operations	$44,323	$35,971	$98,597	$56,564

(1) Funds flow from operations is a non-GAAP measure which does not have any standardized meaning prescribed under GAAP. Management uses this financial measure to analyze operating performance and the income (loss) generated by Gran Tierra Energy’s principal business activities prior to the consideration of how non-cash items affect that income (loss), and believes that this financial measure is also useful supplemental information for investors to analyze operating performance and Gran Tierra Energy’s financial results. Investors should be cautioned that this measure should not be construed as an alternative to net income (loss) or other measures of financial performance as determined in accordance with GAAP. Gran Tierra Energy’s method of calculating this measure may differ from other companies and, accordingly, it may not be comparable to similar measures used by other companies. Funds flow from operations, as presented, is net income (loss) adjusted for depletion, depreciation and accretion, deferred taxes, stock based compensation, unrealized loss (gain) on financial instruments and unrealized foreign exchange losses (gains).

Second Quarter 2010 Financial Highlights:

Revenue and interest increased 44% to $84.1 million for the three months ended June 30, 2010 compared to $58.5 million in the same period in 2009 due to an increase of 5% in crude oil production and an increase of 36% in crude oil prices.  For the six months ended June 30, 2010, revenue and interest increased 92% to $177.2 million compared to the same period in 2009 due to increased crude oil production in Colombia and an increase of 58% in crude oil prices.

Operating expenses for the second quarter of 2010 amounted to $9.5 million, a 7% increase from the same period in 2009, due to expanded operations and increased production levels in Colombia. For the three months ended June 30, 2010, operating expenses on a barrel of oil equivalent (“BOE”) basis were $7.83, a slight increase from $7.74 for the same period in 2009. Operating expenses for the six months ended June 30, 2010 increased to $19.7 million, a 23% increase from the same period last year.  Operating expenses on a BOE basis for the first six months of 2010 were $7.69, compared to $7.64 for the same period in 2009.

Depletion, depreciation and accretion expense (“DD&A”) for the current quarter decreased to $31.6 million, compared to $32.7 million for the same quarter in 2009. On a BOE basis, DD&A for the three months ended June 30, 2010 was $26.00 compared to $28.49 in the same period in 2009. This 9% decrease was primarily due to higher proved reserves in Colombia in 2010 used to calculate DD&A. For the first six months of 2010, DD&A increased by 20% to $72.0 million, primarily due to increased production levels in Colombia. DD&A for the first half of 2010 was $28.09 per BOE, a decrease from $28.80 per BOE for the same period in 2009 primarily due to higher proved reserves.

General and administrative expense (“G&A”) of $9.6 million for the three months ended June 30, 2010, was 37% higher than the same period in 2009. G&A of $16.8 million for the six months ended June 30, 2010 was 38% higher than the same period in 2009.  G&A expenses per BOE increased 29% to $7.88 for the current quarter compared to $6.12 for the same quarter in 2009. G&A per BOE expenses increased 13% to $6.55 for the six months ended June 30, 2010 compared to $5.81 for the same period in 2009. The increases reflect the company’s expanded operations, and are partially offset by increased production levels on a BOE basis.

A foreign exchange loss of $3.1 million was recorded in the second quarter of 2010, of which $1.3 million is an unrealized non-cash foreign exchange loss.  This compares to the $33.7 million foreign exchange loss recorded in the same quarter of 2009, of which $31.0 million is an unrealized non-cash foreign exchange loss.  For the first half of 2010, a foreign exchange loss of $17.4 million was recorded, of which $14.0 million is an unrealized non-cash foreign exchange loss, compared to a foreign exchange loss of $13.5 million, of which $12.7 million is an unrealized non-cash foreign exchange loss in the same period in 2009. The unrealized foreign exchange losses arise primarily as a result of the translation of a deferred tax liability. The deferred tax liability is denominated in Colombian pesos and the decline in the U.S. dollar against the Colombian peso of 1% in the current quarter (6% for the six months ended June 30, 2010) and 16% for the three months ended June 30, 2009 (4% for the six months ended June 30, 2009) resulted in the foreign exchange losses.

Net income for the second quarter of 2010 was $17.4 million, or $0.07 per share basic and diluted, compared to a net loss of $28.2 million, or $0.12 per share basic and diluted, for the same period in 2009. For the first half of 2010, net income of $27.3 million, or $0.11 per share basic and $0.10 per share diluted, was recorded compared to a net loss of $14.1 million, or $0.06 per share, for the same period in 2009.

Balance Sheet Highlights:

The company reported cash and cash equivalents of $293.2 million at June 30, 2010 as compared to $270.8 million at December 31, 2009. Working capital increased to $278.7 million at June 30, 2010, as compared to $215.2 million at December 31, 2009. Shareholders’ equity increased to $865.8 million at June 30, 2010 from $816.4 million at December 31, 2009, and the company had no outstanding long-term debt as of June 30, 2010.

On July 30, 2010, Gran Tierra Energy signed a credit facility with BNP Paribas. The facility is a reserve based lending agreement for up to $100 million, with an initial committed borrowing base of $20 million.

Production Highlights:

Average daily consolidated light and medium crude oil production for the three months ended June 30, 2010 increased 5% to   13,234 BOPD NAR compared to 12,611 BOPD NAR for the same period in 2009.

Production for the first half of 2010 averaged 14,066 BOPD NAR. The GTE target for average production for 2010 is 14,000 to 16,000 BOPD NAR. Second quarter production was below the target range due to certain well pump failures and required recompletions in Argentina and Colombia and by the OTA pipeline being offline for 7 days in the second quarter in Colombia. Efforts are underway to secure a second service rig to accelerate workovers and recompletions in Colombia. Average production for 2010 is still expected to fall within Gran Tierra Energy’s projections of 14,000 to 16,000 BOPD NAR.

Average daily Colombian production of light and medium crude oil for the three months ended June 30, 2010 increased 8% to 12,515 BOPD NAR compared to 11,632 BOPD NAR for the same period in 2009. The increase in production is due primarily to increased production from the continued development of the Costayaco field in the Chaza Block in Colombia where Gran Tierra Energy has a 100% working interest.

Average daily Argentine production of light and medium crude oil for the quarter ended June 30, 2010 decreased 27% to 719 BOPD NAR compared to 979 BOPD NAR for the same period in 2009.

Operations Update

Gran Tierra Energy has increased its 2010 capital spending program to $223 million, up from an original budget of $195 million, for exploration and development activities in Colombia, Peru, Argentina and business development activities in Brazil. Planned capital expenditures are $143 million in Colombia, $32 million in Peru, and $45 million in Argentina.

COLOMBIA

In June 2010, Gran Tierra Energy was awarded three blocks (Putumayo-10, Cauca-6 and Cauca-7) in the 2010 Colombia Bid Round administered by Colombia’s National Hydrocarbon Agency. Bid contracts are expected to be finalized by October 2010. Putumayo-10 is expected to enable Gran Tierra Energy to leverage its existing knowledge of its Piedemonte Norte and Piedemonte Sur Blocks to expand its exploration portfolio in a proven trend, while Cauca-6 and Cauca-7 provide new frontier exploration opportunities for the company. These awards more than double the company’s acreage position in Colombia to 2.5 million gross acres, or 2.2 million net acres.

Gran Tierra Energy expects to drill seven exploration wells this year in Colombia; the company expects to have between three and four drilling rigs active in Q4 2010.

Moqueta-1 Exploration Well, Chaza Block

In June 2010, Gran Tierra Energy completed initial testing on the Moqueta-1 exploration well in the Chaza Block in Colombia, approximately 5 kilometers north of the Costayaco field. Reservoir data and fluid samples showed 53 feet of hydrocarbon pay, including 26 feet of net oil pay in the Lower Caballos Formation. Gran Tierra Energy anticipates the initiation of long term oil testing and early production in the first quarter of 2011.

The Moqueta-2 delineation well was drilled in July from the existing Moqueta-1 pad and the well has been logged. Initial data interpretation suggests net oil pay has increased to 44 feet and gross oil column height has increased to 105 feet.  Testing operations have commenced.

Costayaco Field, Chaza Block

In June 2010, Gran Tierra Energy completed logging operations and initiated production testing of Costayaco-11. Costayaco-11 was drilled in the northern portion of the Costayaco field in Colombia, and is expected to be used as a Caballos and T-sand producer and subsequently as a water-injector to provide pressure maintenance in the T-Sandstone reservoir. Costayaco-11 was tied in and put on production in early July.

Taruka-1 Exploration Well, Piedemonte Sur Block

Taruka-1, scheduled to be drilled in the Piedmonte Sur Block has been delayed until Q4 2010 due to the need to contract an additional rig for the operation as a result of the Moqueta oil discovery and the need to retain a rig at Moqueta for additional delineation drilling.

La Vega Este-1 Exploration Well, Azar Block

La Vega Este-1, scheduled to be drilled on the Azar Block has been delayed until Q4 2010 due to delays in the permitting process.

Nabueno-1 Exploration Well, Guayuyaco Block

Nabueno-1, scheduled to be drilled on the Guayuyaco Block has been delayed until Q1 2011 due to presence of nearby indigenous communities and the requirement for community consultations before the application for the drilling permit can be made.

Rumiyaco-1 Exploration Well, Rumiyaco Block

Rumiyaco-1, scheduled to be drilled on the Rumiyaco Block is still expected to be drilled in Q4 2010.

Rio Blanco-1 Exploration Well, Piedmonte Norte Block

Rio Blanco-1, scheduled to be drilled in the Piedmonte Norte Block has been delayed until Q2 2011 due to delays with the permitting process for seismic acquisition required to mature the prospect to drillable status and additional permitting requirements by the Ministry of Environment.

Three additional wells have been added to the 2010 exploration drilling program

Popa-3 is currently being drilled to evaluate an oil prospect on the Rio Magdalena Block. The company had previously announced divestment plans for its 40% working interest in the Block, but this divestment has been canceled. In addition, a 9% working interest held by one of the participants in the Block has been transferred to the remaining participants. As a result, Gran Tierra Energy remains the operator and has a 44 % working interest in the Rio Magdalena Block.

Pacayaco-1 is scheduled to drill an oil prospect on trend with the recent Moqueta-1 discovery in the Chaza Block in Q4 2010.

Costayaco East-1 is scheduled to be drilled in Q3 2010. This well is expected to test an oil prospect located southeast of the Costayaco Field.

Seismic Operations

During the second quarter of 2010, 76 Km2 of 3-D seismic data were acquired in the Azar Block to evaluate the Florida West lead, along with 93 Km2 of 3-D seismic data acquired in the Rumiyaco Block to evaluate the Rumiyaco-1 lead.

ARGENTINA

VM.x-1001 Well, Valle Morado Block

In June 2010, Gran Tierra Energy began drilling rig mobilization for the VM.x-1001 well in the Valle Morado Block, in Argentina. Drilling of this re-entry in the Valle Morado gas field in the Noroeste Basin, is scheduled to commence in the third quarter of 2010. Testing is expected to be initiated by the end of the fourth quarter of 2010. Gas plant refurbishment plans have been initiated and are expected to be completed in parallel with the drilling and completion operations.

Santa Victoria Block – Seismic Campaign

Gran Tierra Energy is currently waiting for approval of the EIA of the 200 square kilometer 3D seismic program. We expect to have this permit approved and commence operations in Q3, 2010.

PERU

The EIA approval for seismic and drilling operations has been approved for Block 128, Marañon Basin, Peru. Amendments to this approval are being reviewed. Seismic crew mobilization commenced at the end of the second quarter, with drilling of up to four wells in Peru expected to begin in the fourth quarter of 2010 and continuing into early 2011.

Exploration drilling is expected to commence with Kanatari-1 in Block 128 in Q4, 2010 followed by Pichico-1 in Block 122.  A total of four wells have been budgeted for the two blocks, and a total of five locations have been permitted.

Seismic acquisition has begun on Block 128, with 480 kilometers of 2D data expected to be acquired on blocks 128 and 122.

BRAZIL

Gran Tierra Energy continues to evaluate a variety of new venture exploration and development opportunities in both the onshore and offshore of Brazil.

CORPORATE UPDATE

On August 3, 2010, Walter Dawson resigned as a director of Gran Tierra Energy. The resignation was effective at the close of business on August 4, 2010.

“It is with regret that we announce the resignation of Walter Dawson who has been a valued Board member of Gran Tierra Energy since inception in 2005,” said Dana Coffield, President and Chief Executive Officer of Gran Tierra Energy Inc. “Mr. Dawson’s role as part of the founding team, utilizing his insight and experience gained over the years, along with his valued contribution to the growth of the company, will be missed.”

On a related matter, on August 3, 2010, Gran Tierra executed an agreement with a drilling company of which Walter Dawson is an officer. As part of the agreement, Gran Tierra has contracted the company to be drilling operator for the Peru drilling program expected to commence in the fourth quarter of 2010.

Conference Call Information:

Gran Tierra Energy Inc. will host its second quarter 2010 results conference call on Friday, August 6, 2010 at 10:00 a.m. Eastern Time (ET).

President and Chief Executive Officer Dana Coffield, Chief Financial Officer Martin Eden, and Chief Operating Officer Shane O’Leary will discuss Gran Tierra Energy’s financial and operating results for the quarter and then take questions from securities analysts and institutional shareholders.

To pre-register for this conference call, please visit:

https://www.theconferencingservice.com/prereg/key.process?key=PBYAJ7Y7W

Interested parties may access the conference call by dialing 1-888-679-8034 (domestic) or 617-213-4847 (international), pass code 66575632. The call will also be available via web cast at www.grantierra.com, www.streetevents.com, or www.fulldisclosure.com. The web cast will be available on Gran Tierra Energy’s website until the next earnings call.

If you are unable to participate, an audio replay of the call will be available beginning two hours after the call until 11:59 p.m. on August 13, 2010.  To access the replay dial 1-888-286-8010 (domestic) or 617-801-6888 (international) pass code 44481011.

Please connect at least 15 minutes prior to the conference call to ensure adequate time for any software download that may be required to join the webcast.

About Gran Tierra Energy Inc.

Gran Tierra Energy Inc. is an international oil and gas exploration and production company, headquartered in Calgary, Canada, incorporated in the United States, trading on the NYSE Amex Exchange (GTE) and the Toronto Stock Exchange (GTE), and operating in South America. Gran Tierra Energy holds interests in producing and prospective properties in Argentina, Colombia and Peru, and has opened a business development office in Rio de Janeiro, Brazil. Gran Tierra Energy has a strategy that focuses on establishing a portfolio of producing properties, plus production enhancement and exploration opportunities to provide a base for future growth. Additional information concerning Gran Tierra Energy is available at www.grantierra.com. Investor inquiries may be directed to info@grantierra.com or (403) 265-3221.

Gran Tierra Energy’s Securities and Exchange Commission filings are available on a web site maintained by the Securities and Exchange Commission at http://www.sec.gov and on SEDAR at http://www.sedar.com.

Forward Looking Statements:

This news release contains certain forward-looking information, forward-looking statements and forward-looking financial outlook (collectively, “forward-looking statements”) under the meaning of applicable securities laws, including Canadian Securities Administrators’ National Instrument 51-102 - Continuous Disclosure Obligations and the United States Private Securities Litigation Reform Act of 1995. The use of the words "expect", “project”, “plan”, "anticipate", “scheduled,” and similar expressions are intended to identify forward-looking statements. In particular, but without limiting the foregoing, this news release contains forward-looking statements regarding: Gran Tierra Energy's planned operations, including as described under the caption “Operations Update” for each of the countries in which it operates, together with all other statements regarding expected or planned development, testing, drilling, production, expenditures or exploration, or that otherwise reflect expected future results or events.

The forward-looking statements contained in this news release are subject to risks, uncertainties and other factors that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements, including, among others: Gran Tierra Energy's operations are located in South America, and unexpected problems can arise due to guerilla activity, technical difficulties and operational difficulties which impact its testing and drilling operations and the production, transport or sale of its products; geographic, political and weather conditions can impact testing and drilling operations and the production, transport or sale of its products; and the risk that current global economic and credit market conditions may impact oil prices and oil consumption more than Gran Tierra Energy currently predicts, which could cause Gran Tierra Energy to modify its exploration activities. Further information on potential factors that could affect Gran Tierra Energy are included in risks detailed from time to time in Gran Tierra Energy's Securities and Exchange Commission filings, including, without limitation, under the caption “Risk Factors” in Gran Tierra Energy's Quarterly Report on Form 10-Q filed May 10, 2010. These filings are available on a Web site maintained by the Securities and Exchange Commission at http://www.sec.gov and on SEDAR at www.sedar.com.  The forward-looking statements contained herein are expressly qualified in their entirety by this cautionary statement. The forward-looking statements included in this press release are made as of the date of this press release and Gran Tierra Energy disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as expressly required by applicable securities legislation. BOEs may be misleading, particularly if used in isolation. A BOE conversion ratio of 6 Mcf : 1 bbl is based on an energy equivalency conversion method primarily applicable at the burner tip and does not represent a value equivalency at the wellhead.

Contact Information

For media and investor inquiries please contact Jason Crumley, Director, Investor Relations at 403-265-3221 or info@grantierra.com.

Basis of Presentation of Financial Results:

Gran Tierra Energy’s financial results are reported in United States dollars and prepared in accordance with generally accepted accounting principles in the United States.

Gran Tierra Energy Inc.
Condensed Consolidated Statements of Operations and Retained Earnings (Accumulated Deficit) (Unaudited)
(Thousands of U.S. Dollars, Except Share and Per Share Amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

REVENUE AND OTHER INCOME
Oil and natural gas sales	$83,717	$58,284	$176,649	$91,435
Interest	397	227	575	641
	84,114	58,511	177,224	92,076
EXPENSES
Operating	9,529	8,878	19,714	15,964
Depletion, depreciation, accretion, and impairment	31,641	32,691	71,984	60,220
General and administrative	9,594	7,025	16,784	12,150
Derivative financial instruments loss (gain)	-	284	(44)	284
Foreign exchange loss	3,126	33,708	17,420	13,486
	53,890	82,586	125,858	102,104

INCOME (LOSS) BEFORE INCOME TAXES	30,224	(24,075)	51,366	(10,028)
Income tax expense	(12,853)	(4,125)	(24,035)	(4,040)
NET INCOME (LOSS) AND COMPREHENSIVE INCOME (LOSS)	17,371	(28,200)	27,331	(14,068)
RETAINED EARNINGS, BEGINNING OF PERIOD	30,885	21,116	20,925	6,984
RETAINED EARNINGS (ACCUMULATED DEFICIT), END OF PERIOD	$48,256	$(7,084)	$48,256	$(7,084)

NET INCOME (LOSS) PER SHARE — BASIC	$0.07	$(0.12)	$0.11	$(0.06)
NET INCOME (LOSS) PER SHARE — DILUTED	$0.07	$(0.12)	$0.10	$(0.06)
WEIGHTED AVERAGE SHARES OUTSTANDING - BASIC	254,344,474	241,426,744	251,234,950	239,962,497
WEIGHTED AVERAGE SHARES OUTSTANDING - DILUTED	263,853,024	241,426,744	260,922,669	239,962,497

Gran Tierra Energy Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(Thousands of U.S. Dollars, Except Share and Per Share Amounts)

	June 30,	December 31,
	2010	2009

ASSETS
Current Assets
Cash and cash equivalents	$293,226	$270,786
Restricted cash	290	1,630
Accounts receivable	74,477	35,639
Inventory	6,875	4,879
Taxes receivable	1,148	1,751
Prepaids	2,197	1,820
Deferred tax assets	3,824	4,252

Total Current Assets	382,037	320,757

Oil and Gas Properties (using the full cost method of accounting)
Proved	440,460	474,679
Unproved	248,556	234,889

Total Oil and Gas Properties	689,016	709,568

Other capital assets	4,871	3,175

Total Property, Plant and Equipment	693,887	712,743

Other Long Term Assets
Restricted cash	841	162
Deferred tax assets	7,285	7,218
Other long term assets	327	347
Goodwill	102,581	102,581

Total Other Long Term Assets	111,034	110,308

Total Assets	$1,186,958	$1,143,808

	June 30,	December 31,
	2010	2009

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$39,613	$36,786
Accrued liabilities	31,037	40,229
Derivative financial instruments	-	44
Taxes payable	32,371	28,087
Asset retirement obligation	300	450

Total Current Liabilities	103,321	105,596

Long Term Liabilities
Deferred tax liabilities	211,787	216,625
Deferred remittance tax	1,346	903
Asset retirement obligation	4,686	4,258

Total Long Term Liabilities	217,819	221,786

Shareholders’ Equity
Common shares	3,072	1,431
(234,612,808 and 219,459,361 common shares and 19,107,554 and 24,639,513 exchangeable shares, par value $0.001 per share, issued and outstanding as at June 30, 2010 and December 31, 2009 respectively)
Additional paid in capital	811,429	766,963
Warrants	3,061	27,107
Retained earnings	48,256	20,925

Total Shareholders’ Equity	865,818	816,426

Total Liabilities and Shareholders’ Equity	$1,186,958	$1,143,808

Gran Tierra Energy Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Thousands of U.S. Dollars)

	Three Months Ended June 30		Six Months Ended June 30
	2010	2009	2010	2009

Operating Activities
Net income (loss)	$17,371	$(28,200)	$27,331	$(14,068)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depletion, depreciation and accretion	31,641	32,691	71,984	60,220
Deferred taxes	(7,977)	(971)	(18,031)	(4,953)
Stock based compensation	1,998	1,160	3,360	2,285
Unrealized (gain) loss on financial instruments	-	284	(44)	371
Unrealized foreign exchange (gain) loss	1,290	31,007	13,997	12,709
Settlement of asset retirement obligations	-	-	-	(52)
Net changes in non-cash working capital
Accounts receivable	10,773	(17,882)	(35,435)	(43,142)
Inventory	(584)	(168)	(487)	(225)
Prepaids	292	(56)	(377)	(516)
Accounts payable and accrued liabilities	3,580	4,681	(14,216)	1,505
Taxes receivable and payable	(7,860)	(9,823)	4,887	(9,049)

Net cash provided by operating activities	50,524	12,723	52,969	5,085

Investing Activities
Restricted cash	(51)	(1,664)	661	(1,664)
Additions to property, plant and equipment	(23,842)	(17,641)	(50,914)	(39,268)
Proceeds from disposition of oil and gas property	600	4,200	1,200	4,200
Long term assets and liabilities	(12)	639	20	340

Net cash provided used in investing activities	(23,305)	(14,466)	(49,033)	(36,392)

Financing Activities
Proceeds from issuance of common stock	331	567	18,504	1,087

Net cash provided by financing activities	331	567	18,504	1,087

Net increase (decrease) in cash and cash equivalents	27,550	(1,176)	22,440	(30,220)
Cash and cash equivalents, beginning of period	265,676	147,710	270,786	176,754

Cash and cash equivalents, end of period	$293,226	$146,534	$293,226	$146,534

Cash	$194,465	$37,532	$194,465	37,532
Term deposits	98,761	109,002	98,761	109,002
Cash and cash equivalents, end of period	$293,226	$146,534	$293,226	$146,534

Supplemental cash flow disclosures:
Cash paid for taxes	$22,365	$15,140	$32,512	$16,680
Non-cash investing activities:
Non-cash working capital related to property, plant and equipment	$21,220	$15,656	$21,220	$15,656